Exhibit 3.01

CERTIFICATE OF INCORPORATION

OF

NEW ALOHA CORPORATION

I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do execute this Certificate of Incorporation and do hereby certify as follows:

FIRST. The name of the corporation is New Aloha Corporation.

SECOND. The address of the corporation’s registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

FIFTH. The incorporator of the corporation is Paul G. Rowan, whose mailing address is 250 Parkcenter Boulevard, Boise, Idaho, 83706.

SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation.

EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

TENTH. The powers of the incorporator are to terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and mailing addresses of the persons who are to serve as the initial directors of the corporation until the first annual meeting of stockholders of the corporation, or until their successors are duly elected and qualified, are:

William H. Arnold 250 Parkcenter Boulevard Boise, Idaho 83706	John F. Boyd 250 Parkcenter Boulevard Boise, Idaho 83706	Paul G. Rowan 250 Parkcenter Boulevard Boise, Idaho 83706

ELEVENTH. The corporation hereby elects that it shall not be subject to Section 203 of the General Corporation Law of the State of Delaware.

TWELFTH. The corporation shall have power to indemnify any person, including present or former directors, officers, employees or agents of the corporation or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent permitted by the General Corporation Law of the State of Delaware. Such right of indemnification shall be in addition to all other rights to which those indemnified may be entitled under any statue, by-law, agreement, vote of stockholders or otherwise.

[SIGNATURE PAGE FOLLOWS]

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is his act and deed on this the 20th day of December, 2005.

/s/ Paul G. Rowan
Name: Paul G. Rowan
Incorporator